EXHIBIT 16.1

A udit • T ax • C onsulting • F inancial A dvisory Registered with Public Company Accounting Oversight Board (PCAOB)

February 28, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read the statements under item 4.01 in the Form 8-K dated February 25, 2020, of China VTV Limited (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ KCCW Accountancy Corp.
KCCW Accountancy Corp.
Diamond Bar, California